Exhibit 4.6

FORM OF

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT OR (2) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ADVANCED INHALATION THERAPIES (AIT) LTD.

CONVERTIBLE PROMISSORY NOTE

_____,

This Note is (or may be) one of a series of similar promissory notes issued by Advanced Inhalation Therapies (AIT) Ltd. (the “Company”), a private company registered in Israel, on or between the date hereof and the consummation of an Equity Round (together with this Note, the “Notes”). The aggregate principal amount under all the Notes shall be of not more than US$3,000,000. Upon execution of this Convertible Promissory Note (the “Note”) by the Company and the Holder and subject to the fulfillment of the conditions detailed in Section 1 herein, the Holder shall transfer an amount of US$_______ (the “Principal Amount”) to the Company, and the Company shall deposit such proceeds in a bank account of the Company in Leumi Bank (the "Bank"), established solely for purposes of receiving and holding in trust funds from the sale of the Notes (the "Trust Account") until such time as the Company has received an aggregate of at least $800,000 from the sale of Notes (the “Initial Closing”). Until the Initial Closing, the Company shall not use the proceeds from the sale of the Notes or commingle such funds with any other funds of the Company. The Principal Amount shall be deposited at the Bank in a type of a savings account in accordance with the written instructions of the Holder.

The Initial Closing shall take place within five (5) business days subject to the Holder receiving the documentation listed in Section 1 hereto, executed and delivered to the reasonable satisfaction of the Holder, provided, however, that if the Initial Closing has not occurred on or before May 12, 2014, the Principal Amount, plus any accrued interest thereto shall be returned to the Holder on the date set forth immediately above and this Note shall be automatically cancelled, unless the Holder informed the Company in writing that the Holder would like to waive the closing condition that the Company receive an aggregate of at least $800,000 from the sale of Notes. Moreover, should a Triggering Event occur prior to May 12, 2014 and on such date the Company failed to receive an aggregate of at least $800,000 from the sale of Notes, the Holder shall have the option to either demand that the Principal Amount, plus any accrued interest thereto be returned to the Holder and this Note shall be automatically cancelled, or inform the Company in writing that the Holder would like to waive the closing condition that the Company receive an aggregate of at least $800,000 from the sale of Notes, following which the Initial Closing shall occur. Notwithstanding anything to the contrary herein, each Holder, with respect to itself, may consent in writing at any time after disbursing the Principal Amount by it to the Trust Account, that such Principal Amount disbursed by it be released to the Company and treated thereafter as if the Initial Closing occurred, irrespective if on such date the Company received an aggregate of $800,000 or more from the sale of Notes, or a Triggering Event has occurred, or the date which is May 12, 2014 has lapsed. After the Initial Closing, the Principal Amount received from the sale of the Notes may be used in accordance with Section 9 of this Note.

Conditioned upon the Initial Closing, and for value received, the Company hereby absolutely and unconditionally promises to pay to the order of ________ (such holder or any subsequent holder of this Note, the “Holder”) the Principal Amount, plus interest in arrears from and including the date such principal sum is actually paid to the Company, on the principal balance from time to time outstanding, at a rate per annum equal to eight percent (8%) per annum compounded annually, as set forth herein, on the earlier to occur of (i) December 12, 2017 (the “Maturity Date”) or an Event of Default, unless this Note is earlier converted pursuant to Section 3 or 4 below. Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days.

1.           Conditions to Closing. The obligations of the Holder pursuant to this Note shall be subject to the receipt by the Holder of the following:

(a)          True and correct copies of the resolutions of the Company's Board of Directors (the "Board"), substantially in the form attached hereto as Exhibit A: (a) authorizing the Company to enter into this Note; and (b) authorizing an officer of the Company to execute on behalf of the Company this Note and its exhibits and schedules;

(b)          True and correct copy of the unanimous resolution of the Company's shareholders, substantially in the form attached hereto as Exhibit B: (a) authorizing the Company to enter into this Note; and (b) in which each shareholder of the Company shall waive its pre-emptive rights and provide any other requisite approvals and/or consents as may be necessary from the Company's shareholders or any third party in respect to the transactions contemplated herein, all in the form(s) attached hereto as Exhibit C.

(c)          A duly signed capitalization table of the Company, to be attached hereto as Exhibit D, which includes complete and correct lists of the name of each of the Company’s shareholder and the number of shares of each class of share capital of the Company owned by such shareholders, and the name of each holder of an outstanding option, warrant or convertible security and the number of shares or securities of the Company underlying such options, warrants or convertible securities and the exercise or conversion price, as applicable, at which such option, warrant or convertible security may be exercised or converted, as the case may be.

(d)          An opinion of Raved Magriso Benkel & Co as to the enforceability of this Note.

2.           Re-Payment of Principal and Interest.

(a)          In the event that immediately prior to the Maturity Date no Triggering Event (as defined below) has occurred and the Company did not receive written instructions from the Holder in accordance with Section 4 below, then the Principal Amount, and the accrued interest thereunder shall become automatically payable without the need of any notice by the Holder to Company, in a single payment on the Maturity Date.

(b)          Each payment hereunder by the Company shall be made in U.S. Dollars, by wire transfer in immediately available funds to such account(s) the Holder may designate in writing within a reasonable time prior to the date of payment by the Company. Any payment made by the Company shall be attributed first to be on account of outstanding interest (including late payment interest payable under this Section 2) and only thereafter to be on account of the Principle Amount. All payments to be made by the Company to the Holder shall be made free and clear of, and without deduction or withholding unless the Company is required by law to make such a payment subject to a deduction or withholding, in which case the Company shall be entitled to deduct or withhold such amounts required by law, provided, that promptly on becoming aware of such requirement, the Company promptly notifies the Holder in writing of it.

(c)          Any late payment of the Principal Amount and/or accrued and unpaid interest shall result in a late payment interest on such amount(s), at the customary rate applicable to late payments in current loan accounts at the Bank, in lieu of the interest set forth above; which interest shall be payable on demand from time to time, and shall accrue from the date of such late payment until the date of actual payment thereof.

3.           Mandatory Conversion.

(a)          If a Triggering Event (as defined below) shall have occurred before the Maturity Date, the unpaid Principal Amount outstanding under this Note plus all accrued and unpaid interest thereon shall be automatically converted upon such Triggering Event into Conversion Shares (as defined below) at a price per share equal to the Discounted Conversion Price (as defined below), such Conversion Shares having the same rights, privileges and preferences as set forth under the Company's Articles of Association then in effect, and to the extent applicable, any shareholders rights agreement, share purchase agreement, and the equivalent thereof.

In this Note:

“Conversion Shares” shall mean (i) if this Note is converted in connection with an Equity Round (as defined below), "Conversion Shares" shall mean the securities to be issued to the investors in such transaction, or (ii) if this Note is converted in connection with an Acquisition (as defined below), “Conversion Shares” shall mean the shares of the most senior class of shares of the Company outstanding at such time.

“Discounted Conversion Price” shall mean if the Note is converted in connection with an Acquisition (as defined below) or Equity Round, the lesser of: (i) the lowest price per share to be paid for the same securities of the Company issued to any third party or parties in such transaction (not including holders of the current series of Notes in connection with the conversion thereof) if an Equity Round, or sold (or to be distributed as a result of sale of assets) to the third party or parties in such transaction if an Acquisition, multiplied by 66.666%; and (ii) a price per share of US$0.680056, calculated in accordance with the valuation of the Company being US$13,333,333.

“Triggering Event” shall mean the earlier to occur of (i) the closing of the next round of financing or series of related financing transactions on or before the Maturity Date, in which the Company sells to investors shares for a specific price per share for the primary purpose of raising capital through an equity financing, for an aggregate consideration of at least US$2,000,000 (two million United States Dollars), including without limitation, the initial public offering of the Company (“Equity Round”), or (ii) the closing of a transaction for the sale of a majority of the outstanding voting securities of the Company or the sale of all or substantially all of the assets of the Company, or the Company's merger with, consolidation into or consummation of a similar form of corporate reorganization with another entity where shareholders of the Company immediately prior to such event taken together hold less than one half of the outstanding voting rights in the surviving entity (“Acquisition”).

(b)          Number of Securities. The number of Conversion Shares to be issued upon mandatory conversion of this Note pursuant to Section 3(a) shall equal to (i) the unpaid Principal Amount outstanding under this Note plus all accrued and unpaid interest thereon on the conversion date, divided by (ii) the Discounted Conversion Price.

(c)          Fractional Shares. No fractional shares of the Company will be issued pursuant to this Note; any fractional amount resulting from conversion as described above shall be rounded up to the nearest whole share, otherwise the Company shall pay to the Holder in cash any amount of the outstanding Principal Amount and interest thereon not converted into equity of the Company due to fractional shares.

(d)          Procedure of Conversion. Upon the Triggering Event, the Holder shall surrender the Note at the office of the Company or of its transfer agent for the applicable amount of Conversion Shares. Thereupon, there shall be issued and delivered to the Holder the number of Conversion Shares into which the Note surrendered was convertible on the date on which such conversion occurred. Upon the conversion of the entire principal amount of this Note and the accrued interest thereon in accordance with the terms of this Section 3, this Note shall be deemed fully repaid and discharged, and, except as set forth in Section 5, 8(l), 8(m), and 8(n) hereof, the Company shall not have any further duties or obligations with respect thereto. If at the time of conversion there are insufficient authorized shares of Conversion Shares to permit conversion of this Note in full, then the Company shall take all corporate actions necessary to authorize a sufficient number of Conversion Shares to permit such conversion in full within the time frame set forth in this Note.

(e)          Issuance of Certificates; Execution of Documents. Upon any conversion pursuant to any of the above provisions of this Section 3, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares issuable to the Holder upon such conversion. Without derogating from anything in this Note, the Company undertakes to execute such documents and instruments and take such additional actions as may be reasonably required to give effect to such conversion.

4.           Voluntary Conversion.

In the event that a Triggering Event shall not have occurred prior to the Maturity Date, the Holder shall have the right but not the obligation at its sole discretion, to require the Company, by written notice to be received by the Company no later than fourteen (14) days following the Maturity Date, to convert the Principal Amount together with the accrued interest thereon, into such number of the most senior class of shares of the Company then outstanding. The conversion thereof shall be equal to US$0.306025 per share (being the price per share under the Series A Preferred Share Purchase Agreement between the Company and certain Investors (as defined therein), dated as of November 5, 2012).

5.           Participation Right.

(a)          If, after a Triggering Event caused by an Equity Round, the Company should desire to issue equity securities in a round of financing or series of related financing transactions in which the Company sells to investors shares for a specific price per share for the primary purpose of raising capital through an equity financing, including without limitation, the initial public offering of the Company (“Next Equity Round”), it shall give the Holder the right to purchase an amount equal to the Principal Amount (“Allotted Amount”), of the securities to be issued to the investors in such Next Equity Round at a per share price equal to the Discounted Conversion Price. The Company shall notify the Holder in writing of its intention to sell and issue such securities, setting forth the terms under which it proposes to make such sale. Within ten (10) business days after receipt of such notice, the Holder shall notify the Company in writing whether the Holder desires to purchase the Holder’s Allotted Amount, or any part thereof, of the equity securities so offered. If the Holder fails to deliver notice in writing within such ten (10) business day period of its election to purchase the Holder’s Allotted Amount (in whole or in part) of the offering of equity securities, then the Holder shall forfeit the right hereunder to purchase that part of its Allotted Amount of such equity securities that it did not so elect to purchase. For clarification purposes, the Holder's obligation to purchase the Allotted Amount in compliance with the Holder's notification in writing to Company as set forth hereinabove, shall in any event be subject to the Company entering and consummating the Next Equity Round within the time frame set forth in Section 5(b) hereunder.

(b)          After expiration of the ten (10) business day period specified in Section 5(a) above, the Company may, during a period of ninety (90) days following the end of such period, sell and issue such equity securities as to which the Holder does not indicate a desire to purchase to another person upon the same terms and conditions as those set forth in the notice to the Holder. In the event the Company has not sold the equity securities, or has not entered into an agreement to sell the equity securities, within said ninety (90) day period, the Company shall not thereafter issue or sell any equity securities in a Next Equity Round without first offering such securities to the Holder in the manner provided above.

(c)          The participation rights set forth in this Section 5 shall terminate upon the earliest to occur of (a) the consummation of one or more Next Equity Rounds in an aggregate amount of US$2,000,000 (two million United States Dollars), (b) the Holder’s purchase of its Allotted Amount in one or more Next Equity Rounds (c) the consummation of an Acquisition or (d) the initial public offering of the Company at an offering price per share reflecting a pre-money valuation of the Company of at least US$20,000,000 (a “Qualified IPO”), in such event, the provisions of Section 5(d) below shall apply.

(d)          In the event of a Qualified IPO of the Company, the Participation Right under this Section 5 above shall automatically expire, and the Company shall grant the Holder instead an option to purchase additional shares of the Company’s Ordinary Shares, par value NIS 0.01 in the Company according to the following terms (the “Option”):

(i) The Option shall have an aggregate cash exercise price, equal to the Principal Amount disbursed by the Holder to the Company under this Note.

(ii) The Option shall have an exercise price per Ordinary Share equal to the Discounted Conversion Price.

(iii) The Option shall be exercisable upon the consummation of the Qualified IPO and shall remain exercisable until the earlier of: (A) expiration of a 2 year period following the consummation of the Qualified IPO, and (B) consummation of an Acquisition of the Company.

(iv) The Option, the exercise thereof and the underlying Ordinary Shares to be issued upon the exercise of the Option, shall be subject to customary restrictions under the then in effect articles of association of the Company, the stock exchange rules and regulations and applicable law, including, without limitation, customary “lock-up” period restricting sales of the underlying Ordinary Shares, and the Holder may be required to agree to abide by such customary “lock-up” period and execute applicable undertaking, as required by the underwriter, to the extent such requirement is applicable also to other shareholders of the Company.

(v) The Holder may at any time, assign the Option (or any part thereof), to any assignee of the Note (or the respective part thereof), in accordance with the provisions of Section 11 of the Note (and for the avoidance of doubt, the Option may not be assigned separately (in whole or in part) without the assignment of the Note (in whole or in part)).

6.           Default. Notwithstanding anything to the contrary herein, unless earlier converted pursuant to Section 3 (but subject to the foregoing in Section 4 above), any part or all of the then outstanding Principal Amount and interest accrued to the Holder shall become immediately due and payable upon the occurrence of any of the following events and subject to the declaration by the holders of the majority Principal Amount under the Notes that such an event constitutes an event of default under this Note and all Notes (“Event of Default”): (a)  the adoption of a resolution by the Company to voluntary liquidate; (b) the commission of a general assignment for the benefit of creditors; (c) the filing of any petition or the commencement of any proceeding for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors without dismissal or stay for a period of ninety (90) days, or more; (d) the transaction of the business of the Company is suspended for a period longer than thirty (30) days; (e) any breach of this Note by the Company that is not cured within fourteen (14) days from the day the Company received a notice of such breach; or (f) a Trigger Event hasn’t occurred on or before December 12, 2017. The Company shall promptly notify the Holder in writing when any such event described above first becomes known to it.

7.           Representations and Warranties of the Holder. The Holder represents and warrants as follows:

(a)          Power and Authority. The Holder confirms that it has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Note and all other documents or instruments required hereby.

(b)          Acquiring Entirely for Own Account. The Holder acquires this Note for its own account and the Note, and the Conversion Shares into which this Note are convertible, are being or will be acquired by the Holder for the purpose of investment and not with a view to distribution. The Holder understands that this Note, and the Conversion Shares into which this Note are convertible, are being sold without registration under Act or any state securities law, based on an exemption or exemptions provided thereunder.

(c)          Investment Experience. The Holder acknowledges that it currently has, and had immediately prior to its receipt of the offer of sale from the Company, such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and further acknowledges that it is able to bear the economic risk of this investment. The Holder is experienced in investigating the investment potential in closely held companies and can afford to lose his or her entire investment. The Holder acknowledges that it has had the opportunity to ask questions of, and receive answers from, management of the Company concerning the terms and conditions of this investment and that to its knowledge it has received such information as it deems necessary to enable it to make its investment decision.

(d)          Accredited Investor Status. The Holder is an “Accredited investor” or is not a “US person” as such terms are defined by the rules and regulations of the Securities and Exchange Commission pursuant to the Act.

8.           Company Representations, Warranties and Covenants. The Company hereby represents and warrants to the Holder that:

(a)          Organization. The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as proposed to be conducted. The Company has all requisite power and authority to execute and deliver this Note and the Notes and to consummate the transactions contemplated hereby. Neither the nature of the Company's business as now conducted or as currently proposed to be conducted nor its current or proposed ownership or leasing of property require that the Company be qualified to do business in any jurisdiction other than the State of Israel.

(b)          Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Note has been taken. This Note has been duly executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms. All consents, approvals, waivers and/or authorizations required in connection with the consummation of the transactions contemplated herein have been obtained.

(c)          No Conflicts. The execution, delivery and performance of and compliance with this Note and the transactions contemplated hereby will not result in any violation or default, or be in conflict with or constitute, either a default under the Company's Articles of Association, or any agreement or contract of the Company, or a violation of any statutes, laws, regulations or orders.

(d)          Governmental Consents. Other than the issuance, allotment and registration in the Company’s register of shareholders of the shares issuable upon conversion of the Principal Amount pursuant to the terms of this Note, the filing of any requisite amendments to the Company's Articles of Association and share capital with the Israeli Registrar of Companies, the Company is not required to obtain any consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and performance of this Note or the consummation of any other transaction contemplated hereby. To the Company's best knowledge, there is no order, writ, injunction or decree of any court, government or governmental agency affecting the Company or any of its businesses, assets or interests, in a material adverse manner.

(e)          Capitalization. The authorized share capital of the Company as of immediately following the Closing shall consist of 1,000,000 NIS divided into:

(i)	93,954,736 Ordinary Shares, nominal value NIS 0.01 each, of which 11,628,100 are issued and outstanding; and

(ii)	6,045,264 Preferred A Shares, nominal value NIS 0.01 each, of which 3,583,044 are issued and outstanding.

Exhibit D hereto includes complete and correct lists of the name of each of the Company’s shareholder and the number of shares of each class of share capital of the Company owned by such shareholders, and the name of each holder of an outstanding option, warrant or convertible security and the number of shares or securities of the Company underlying such options, warrants or convertible securities and the exercise or conversion price, as applicable, at which such option, warrant or convertible security may be exercised or converted, as the case may be. Aside for the foregoing in Exhibit D there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities.

(f)          Valid Issuance. All Conversion Shares issuable upon the conversion of this Note pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Conversion Shares are, validly issued, fully paid and non-assessable, issued without violation of any pre-emptive or similar rights of any shareholder of the Company or any third party rights of any kind and free and clear of all taxes, liens and charges.

(g)          Listing. The Company shall use its best efforts to cause the Conversion Shares, immediately upon conversion, to be listed on the primary stock exchange or quotation system on which the Ordinary Shares are then listed at the time of such exercise.

(h)          Expenses. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Conversion Shares upon conversion of this Note; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Conversion Shares to any person or entity other than the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(i)          Intellectual Property.

General. i)         To its knowledge, the Company owns and has the right to use pursuant to written license, sublicense, agreement, or permission, or the Company believes, it can acquire on commercially reasonable terms, free and clear of any interest, third party rights and royalties, all patents, trademarks, service marks, trade names, mask works, copyrights and all trade secrets, including know-how, invention, designs, processes, computer programs, algorithms, firmware and technical data, concepts, techniques, methods, systems, drawings, photographs, models, prototypes, research materials, formulas, development or experimental work, work in progress, cost data, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer or supplier lists, currently used or as proposed to be used by the Company (collectively: "Intellectual Property"). Each item of Intellectual Property owned, licensed or used by the Company immediately prior to the Initial Closing will be owned or available for use by the Company on substantially the same terms and conditions immediately subsequent to the Initial Closing.

Ownership of Intellectual Property. To the Company’s knowledge, all of the Intellectual Property evidenced by or embodied in and/or attached, connected or related to: (i) the Company's technology, and (ii) any work product created by or for the Company prior and up to the Initial Closing, to the Company’s knowledge, is owned solely and exclusively by the Company, is subject to a license to the Company, or the Company believes, without investigation, it can acquire on commercially reasonable terms. With respect to each item of Intellectual Property owned by the Company, to the Company’s knowledge,: (i) the Company possesses all right, title, and interest in and to the item, free and clear of any interest, lien, encumbrance, license, royalty, commission or similar arrangements or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, lien or encumbrance; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the knowledge of the Company is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) the Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and (v) the Company has not granted, and there are no options, licenses or agreements of any kind outstanding, which relate to the Intellectual Property, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Intellectual Property.

No Infringement (i) To the best knowledge of the Company, the Company has not interfered with, infringed upon, or misappropriated any intellectual property rights of any third party; (ii) the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party) and to the Company's best knowledge, there is no basis for such claim; and (iii) to the best knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of the Company.

Protection of IP Rights and Trade Secrets. The Company takes such actions to maintain and protect each item of Intellectual Property which actions are reasonable and customary in the industry in which the Company operates. All the confidential information is being (and has been) continuously maintained in confidence by the Company and the Company has taken measures reasonable and/or customary to protect and prevent its disclosure to unauthorized parties. The Company has complied, in all material respects with the requirements of, and has filed all material documentation required in dealing with, all patent and trademark offices and any other patent registry agency in which its patent applications were filed, as instructed by its professional patent counsel; and, to the knowledge of the Company, all patents (if any) and patent applications are in effect, and there is no prior art or any other claim which renders the inventions of the Company referred to in the patents, patent applications and related documentation (if any) invalid in any manner.

(j)          Employment, Confidential Information and Inventions Assignment Agreement. Each current and former employee of the Company has executed an employment, confidential information and inventions assignment agreement. Each current or former consultant of the Company that assists or assisted with the development of the Company’s Intellectual Property or has or had access to the Company’s Intellectual Property has executed an agreement containing confidentiality and invention assignment provisions.

(k)          Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company (or any officer or director of the Company in their capacity as such or otherwise) that questions the validity of this Note or any of the other Notes or the right of the Company to enter into such Notes or to consummate the transactions contemplated thereby, or that would have a material adverse effect on the Company’s business, financial condition or properties, or that would result in any material change in the Company’s current equity ownership, nor, to the Company’s knowledge, is there any reasonable basis therefor. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreement with their former employers. The Company is not a party to nor, to its knowledge, named in or subject to any order, writ, injunction, judgment or decree of any court, government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

(l)          Without derogating from the provisions of this Section 8 and/or the Holder's rights herein, upon any conversion pursuant to any of the provisions of Sections 3 or 4 above, all warranties, representations and obligations made by the Company towards the other investors in the Equity Round shall be deemed as made also towards the Holder and the Holder shall be deemed to have such rights and privileges as granted to such other investors in connection with such Company's warranties, representations and obligations.

(m)          Each representation and warranty made in this Section 8 shall survive and remain in full force and effect until the earliest to occur of (a) payment of the Note in full before a Triggering Event; (b) the consummation of an Acquisition, or (c) the conversion of this Note, provided, however, that the representations and warranties made in Section 8(l) shall survive the conversion of this Note.

(n)          In the event of any breach of or misrepresentation of any warranty or representation made under this Section 8, without prejudice to any right or remedy available to Holder in contract, law and/or equity, the Company shall indemnify the Holder and hold him harmless from and against any and all loss, damage, liability and expense (including reasonable legal fees and costs) sustained or incurred by the Holder as a result of or in connection with said breach or misrepresentation, provided, however, that, except in case of a fraudulent misrepresentation or willful misconduct, the aggregate amount to be paid to the Holder shall in no event exceed the Principal Amount with the interest accrued on the applicable date thereof.

(o)          The Company covenants that it will at all times during the period in which this Note is valid, reserve and keep available out of its authorized and unissued share capital solely for the purpose of issuance upon conversion pursuant to this Note, not less than such number of shares of the Company as shall be issuable upon the conversion of this Note in accordance with its terms.

(p)          Disclosure. No representation or warranty of the Company contained in this Section 8 contains any untrue statement of a material fact, or omits any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein not false or misleading.

9.           Undertakings. The Company undertakes to use the proceeds disbursed to it as a result of the issuance of this Note for general corporate purposes, to fund ongoing operations and expansion of the Company’s business, studies and trials, and for other Company uses, under the good faith discretion of the Company's Board.

Notwithstanding the aforementioned, until repayment of the Principal Amount or conversion thereof, the Company shall not take any of the following actions without the prior written consent of the holders of a majority of the principal amount of the Notes:

(a)          Other than with respect to debt created under the Notes or incurred in the Company's ordinary course of business, create, incur, assume, or suffer to exist, any debt exceeding an aggregate amount equal to NIS 250,000.

(b)          Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of the Company's share capital now or hereafter outstanding; or other in connection with repurchases of incentive equity by the Company, make any distribution of assets to the Company's shareholders as such, whether in cash, assets, or obligations of Company; or, allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of the Company's share capital; or make any other distribution by reduction of capital or otherwise in respect of any shares of the Company.

(c)          Sell, lease, assign, transfer, or otherwise dispose of all or substantially all of its now owned or hereafter acquired assets (including, without limitation, receivables, and leasehold interests).

(d)          Except for the Company's employees, officers and consultants, in line with past practice, make any loan or advance to any person or entity assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any person or entity, or participate as a partner or joint-venturer with any other person or entity, or participate as a partner or joint-venturer with any other person or entity.

(e)          Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable for obligations of any person or entity, except indemnity agreements with directors or officers and guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

(f)          Except for transaction in the ordinary course of business, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate (as defined below), except in the ordinary course business of and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's- length transaction with a person not an Affiliate. For purposes hereof, an "Affiliate" shall mean (i) a ten percent (10%) or more shareholder, director or employee of the Company or (ii) a company in which the Company owns directly or indirectly more than 50% of the equity or voting capital or has the right or power to direct the policy and management of such company.

10.         Information Rights.

(a)          Until repayment or conversion of the full Principal Amount together with accrued interest thereon: (i) the Company will provide the Holder with a quarterly cash flow report within fourteen (14) days following the end of quarter; and (ii) the Holder shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company, shall be entitled to view and copy them at its discretion and expense, and shall be entitled to inspect the properties of the Company and consult with management of the Company. The aforesaid shall equally apply to any subsidiary of the Company.

11.         Transfer and Exchange. The Holder agrees that the Note and any of the Conversion Shares into which this Note may be convertible shall only be sold, transferred, assigned, pledged, or otherwise disposed pursuant to registration under the Act and any applicable state securities laws, or pursuant to an available exemption therefrom. This Note may be assigned, in whole or in part, without the written consent of the Company, but subject however to any restrictions applicable to the transfer of Company's securities in general under the Company's Articles of Association in effect at the relevant time. Within a reasonable time after notice to the Company from the Holder of its intention to make such exchange, the Company shall issue in exchange therefor another note (a “Transferee Note”) for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered. Each Transferee Note shall be made payable to such person or persons, or transferees, as the Holder may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Notwithstanding the foregoing, the Company may elect not to permit a transfer of the Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Act, and the rules and regulations thereunder, and (b) is in compliance with all applicable state securities laws, including without limitation receipt of an opinion of counsel for the Holder, which opinion shall be reasonably satisfactory to the Company.

12.         General.

(a)          Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding on and inure to the benefit of the Company, the Holder, and their respective heirs, successors, and assigns. Without limiting the foregoing, any successor and assign of the Holder shall be subject to the terms of this Note, including the limitations on transfer and the representations contained in this Note.

(b)          Notices. All notices, requests, consents, and demands shall be made in writing and shall be deemed effectively given when delivered personally to the party to whom they are addressed or when deposited in the Israeli mail, by registered or certified mail, postage prepaid, addressed to, in the case of the Company, Advanced Inhalation Therapies (AIT) Ltd., 2 Derech Meir Weisgal, Rehovot, 7632605 Israel, Attention: Chief Operations Officer, and in the case of the Holder, ____________________________ or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

(c)          Governing Law; Venue. This Note and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the state of Israel, without regard to conflicts of laws principles. Any dispute arising under or in relation to this Note shall be resolved in the competent court situated in Tel Aviv, Israel, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

(d)          Entire Agreement. This Note embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and it supersedes all prior agreements, arrangements, understandings and undertakings, written or oral, relating to the subject matter hereof, if any. This Note may not be modified or amended or any term hereof may not be waived except by a written agreement signed by the Company and the Holder thereof.

(e)          Relationship of Holder to Company. The Holder shall in no event be construed for any purpose to be a partner, joint venturer or associate of the Company, it being the sole intention of the parties to establish a relationship of debtor and creditor.

(f)          Enforceability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as though such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written.

Advanced Inhalation Therapies (AIT) Ltd.

By:
Name:
Title:

AGREED AND ACCEPTED:

______________________
_________________